Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
American Express Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Debt	3.433% Fixed-to-Floating Rate Notes due 2032	Rule 457(r)	$1,127,000,000	100.000%	$1,127,000,000	$ 153.10 per million	$172,543.70

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$1,127,000,000		$172,543.70

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$172,543.70
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
The maximum aggregate amount of this offering is $1,127,000,000. The U.S. dollar equivalent of this amount, as well as the Amount Registered, Maximum Aggregate Offering Price and Amount of Registration Fee set forth in the table above, have been calculated using the euro/U.S. dollar exchange rate of €1.00/$1.1270 as released on May 12, 2025 by The Board of Governors of the Federal Reserve System.